Exhibit 99.1

Midas Delays Filing Annual Report on Form 10-K; Additional Pension Expenses Will Affect 2006 – 2008 Results; 2008 Earnings Per Diluted Share Revised to $0.56 from $0.57

ITASCA, Ill.--(BUSINESS WIRE)--March 20, 2009--In its filing today with the Securities and Exchange Commission, Midas, Inc. (NYSE: MDS) reported that the company had discovered and corrected an error in its third party actuary’s calculation of the annual projected pension benefit obligation. Correcting this error will result in the company’s recording the cumulative impact as an adjustment to opening equity as of the beginning of fiscal 2006, as well as recording additional pension expense for fiscal 2008 and the two previous years.

The time needed to research and correct this error led to the company’s filing Notice 12b-25 because it missed Thursday’s 5:30 p.m. [ET] deadline for filing its Annual Report on Form10-K with the SEC. Correcting this error will result in minor revisions to Midas’ fourth quarter and fiscal year 2008 results previously reported in a press release on March 5, 2009.

Certain pension plan amendments made in 1988 and 1991 provided for revised benefits for certain plan participants. These amendments were not considered when calculating the projected benefit obligation for some plan participants. As a result, the company’s projected pension benefit obligation was understated by $3.8 million at the end of fiscal 2008.

To correct the error, Midas will record a $2.1 million reduction to the pension asset, a $0.8 million deferred tax asset and a $1.3 million reduction to retained earnings as of the beginning of fiscal 2006.

Midas will also record additional pre-tax pension expense of $0.2 million for 2008, as well as additional pre-tax pension expense of $0.4 million and $0.3 million for fiscal 2007 and 2006, respectively.

Adjustments for fiscal 2008 result in revisions from previously reported earnings per diluted share to $0.56 from $0.57 and operating income of $21.3 million from $21.5 million. Net cash provided by operating activities of $1.90 per diluted share will remain unchanged.

The company expects to file its Annual Report on Form 10-K within the 15-day extension period afforded by Rule 12b-25.

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at more than 2,500 franchised, licensed and company-owned Midas shops in 16 countries, including more than 1,600 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, which franchises 173 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2007 annual report on Form 10-K and subsequent filings.

CONTACT:
Midas, Inc.
Bob Troyer, 630-438-3016